TODD SHIPYARDS CORPORATION
1801 16th Ave. SW
P.O. Box 3806 (98124)
Seattle, Washington  98134




February 7, 2001

Mr. Stephen G. Welch
1801 16th Ave. SW
P.O. Box 3806
Seattle, Washington  98134

Re:  Put Right

Dear Steve:

As you are aware, Todd Shipyards Corporation (the "Company") has granted to you, effective February 7, 2001 ("Grant Date"), options ("Options") to acquire 240,000 shares of Class A Common Stock of the Company (the "Stock"), subject to the provisions of the agreements executed by you and the Company in connection therewith.

In connection with the grant of the Options, you have requested a right to "put" the Stock received by you upon exercise of such Options back to the Company, subject to certain timeframes and other restrictions. The following confirms our agreement with respect to the same:

1. Right to Put. You shall have a right to cause the Company to purchase (i) any vested but unexercised Options together with (ii) any Stock theretofore acquired upon exercise of the Options (hereinafter the "Put"), all subject to the terms of this letter. The Put is only applicable with respect to the Options granted to you on the Grant Date and only during the Put Term (as defined below) and shall not apply to any other options which have been or which may be granted to you.

2. Put Term. The term of the Put shall be five (5) years from the Grant Date (the "Put Term") (therefore expiring on February 6, 2006), provided, however, that with respect to Stock acquired by you upon exercise of Options, the Put Term shall expire upon the earlier of February 6, 2006 or the first anniversary of the exercise date resulting in the acquisition of such Stock. You shall not be entitled to exercise the Put at any time after the expiration of the Put Term.

3. Put Price. The price for the Stock put to the Company by you in accordance herewith shall be Eight Dollars ($8.00) per share ("Put Price"). In the event the Put is exercised with respect to any Option which is vested but not yet exercised by you, the Put Price with respect to that Option shall be the difference between the exercise price of $6.55 per share and the Put Price. The Put Price shall be paid in full by the Company at the closing by check or wire transfer. In the event of any stock split, reverse stock split or other recapitalization of the Company, the Put Price shall be appropriately adjusted.

4. Exercising of Put. The Put may be exercised by you at any time prior to the expiration of the Put Term, subject to the one (1) year limitation set forth in paragraph 2 above, and may be exercised with respect to any number of vested and unexercised Options and/or vested and exercised shares of Stock which were granted to you on the Grant Date, provided, however, in no event shall you exercise the Put upon more than one occasion. Prior to the expiration of the Put Term, you shall give the Board of Directors of the Company written notice ("Put Notice") of your intent to exercise the Put, and the closing of the exercise of the Put shall occur no later than thirty
(30) days following the receipt of such notice by the Board of Directors.
The Put Notice shall include the number of shares of Stock and Options with respect to which you are exercising the Put, whether such Options are vested or not, the Put Price per share, and your calculation of the total Put Price payable to you at the closing. In the event the Company disputes any of the items included in the Put Notice, the closing shall be delayed for a reasonable time until you and the Company can come to a resolution as to such matter. At the closing of the exercise of the Put, you hereby agree to deliver to the Company all certificates for Stock you received as a result of exercising your Options (provided you are exercising the Put with respect to such Stock), which Stock shall be free and clear of all encumbrances whatsoever. You further agree to execute and deliver all other documents reasonably requested by the Company in connection with your exercise of the Put. In the event that you owe any amounts to the Company at the time of the closing of the exercise of the Put, the Company may offset the purchase price by such amount owed. After the closing of the exercise of the Put, you shall have no further rights to put any Stock or Options to the Company, unless otherwise agreed by the Company in writing.

5. Termination. In the event there is a termination of your employment with the Company prior to the end of the Put Term for any reason (except a termination for Cause, as defined in your employment agreement with the Company dated February 7, 2001 (the "Employment Agreement")) and, at the time of such termination, there exists Stock or Options which are eligible for the Put, you shall give the Company written notice within sixty (60) days of such termination as to whether or not the Put will be exercised with respect to such Stock or Options, provided, however, in the event such termination is a result of your death or disability, you or your estate or heirs shall have a period of one hundred eighty (180) days from the date or your death or determination of disability to deliver such written notice. In the event the Company does not receive any such notice within such time period, the Put will immediately terminate and you and your estate or heirs shall have no further right to exercise the Put whatsoever. If such notice indicates that you or your estate or heirs desire to exercise the Put, such notice shall include all of the items described in the Put Notice as described in paragraph 4 above, and the closing of the exercise of the Put shall occur no later than thirty (30) days following the Company's receipt of such notice. Upon the closing of such Put, you and/or your estate or heirs, as the case may be, shall have no further rights to put any Stock or Options to the Company. In the event you are terminated for Cause, you shall have no right to exercise the Put, and the Put shall immediately terminate.

6. Assignment. This letter agreement and the Put shall not be assigned or transferred by you without the prior written consent of the Company, provided, however, that the Put may be assigned to a grantor trust, of which you are the trustee.

7. Arbitration. Any dispute regarding this letter agreement shall be resolved in accordance with the arbitration procedures set forth in your Employment Agreement with the Company dated February 7, 2001.

Please indicate your agreement to the foregoing by executing below and returning this letter to the Board of Directors.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Sincerely,

TODD SHIPYARDS CORPORATION

By
Name
Title

ACCEPTED AND AGREED TO THIS 7th
DAY OF FEBRUARY, 2001


Stephen G. Welch
#461831 v2 - Put Letter